FOR IMMEDIATE RELEASE
                                 Contact:    CyberShop International, Inc.
                                             (212) 532-3553
                                             Gary S. Finkel ext. 231
                                             garyf@cybershop.com

                                             The MWW Group
                                             (201) 507-9500
                                             Rich Tauberman
                                             rtauberm@mww.com

                       CYBERSHOP(R) FORMS ELECTRONICS.NET,
                A JOINT VENTURE COMPANY WITH TOPS APPLIANCE CITY

       Leading Upscale Online Retailer Signs Agreement to Develop New Web
        Site With One of Largest Regional Consumer Electronics Retailers

      New York, N.Y., June 15, 1998 - CyberShop International, Inc. (Nasdaq National Market: CYSP), a leading upscale online retailer, announced today that it has signed a definitive agreement forming a joint venture to develop a new web site with TOPS Appliance City, Inc. (Nasdaq National Market: TOPS), a leading consumer electronics, appliance and computer retailer. The new site, electronics.net, will be launched in the fourth quarter of this year, in time for the major holiday selling period. The site will include a wide array of products including: televisions, VCR's, camcorders, home and car audio equipment, home office products, home appliances, room air conditioners, small electronic appliances and related products such as vacuum cleaners, related accessories and extended service plans.

      The joint venture, electronics.net, will combine the electronic commerce expertise of CyberShop with TOPS' superior product range and distribution and supply abilities to create the largest selection of consumer electronics and


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CYBERSHOP/TOPS
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appliances on the Internet. CyberShop will have responsibility for web design and maintenance, web-based marketing, customer interface/customer service, information systems and financial operations. TOPS will oversee inventory management, vendor relations and delivery logistics. The companies will jointly manage product merchandising and determination of the product mix. Under terms of the agreement, CyberShop will own 51% of electronics.net with TOPS holding the remaining 49%.

      "Today's agreement with TOPS is a major milestone for CyberShop," said Jeff Tauber, Chairman, President and CEO of CyberShop. "Our joint venture with TOPS, a well-established regional brand name, will help quickly establish electronics.net as a premier web site offering the largest selection and best prices for consumer electronics, appliances and computers on the Internet."

      Robert Gross, Chairman, President and CEO of TOPS added, "We are extremely excited by our partnership with CyberShop. By combining our product, service and operational capabilities with CyberShop's e-commerce expertise and marketing presence on the Internet, we look to create the number one online consumer electronics retailer. If you can't get it at electronics.net you can't get it on the Net."

About CyberShop (Nasdaq National Market: CYSP)
CyberShop, a leading upscale online retailer, can be found on the World Wide Web at cybershop.com and on America Online (AOL) in their Shopping channel


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CYBERSHOP/TOPS
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or by using keyword cybershop. The Company recently announced sponsorship and marketing agreements with Excite (XCIT), www.excite.com, GeoCities, www.geocities.com, the Microsoft(R) Plaza (MSFT), @Home Network(TM), (ATHM) and the PointCast Network, some of the leading communities on the Internet.

About TOPS Appliance City (Nasdaq National Market: TOPS)
TOPS Appliance City, Inc. is a leading retailer of Home Appliances, Computers and Consumer Electronics. It serves the greater New York/New Jersey metropolitan area through seven megastores ranging in size from 43,000 to 120,000 square feet, with sales of approximately $300 million in 1997.


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